UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):  May 19, 2015

KLX Inc.

(Exact name of Registrant as specified in charter)

Delaware	001-36610	47-1639172
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Corporate Center Way, Wellington, Florida (Address of principal executive offices)	33414-2105 (Zip Code)

Registrant’s telephone number, including area code:  (561) 383-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

On May 19, 2015 (the “Credit Agreement Effective Date”), KLX Inc. (“KLX”) entered into an amended and restated credit agreement (the “Credit Agreement”) with a syndicate of lenders providing KLX with a $750.0 million senior secured revolving credit facility (the “Revolving Credit Facility”).  JPMorgan Chase Bank, N.A. is the administrative agent under the Credit Agreement.  The Revolving Credit Facility amends KLX’s existing $500.0 million senior secured revolving credit facility.  Borrowing availability under the Revolving Credit Facility is limited by a borrowing base calculation based on specified advance rates against the value of all eligible accounts receivable and inventory held by KLX.

Unless terminated earlier or extended in accordance with the terms and conditions of the Credit Agreement, the Revolving Credit Facility will mature on the fifth anniversary of the Credit Agreement Effective Date.  The Credit Agreement provides an option for KLX to request additional revolving credit borrowing capacity under the Revolving Credit Facility in an aggregate amount for all such requests not to exceed $250.0 million, in each case, upon the satisfaction of certain customary terms and conditions.  Borrowings under the Revolving Credit Facility will bear interest, at KLX’s option, at (x) a LIBOR-based rate or a base rate, plus (y) an applicable margin, which margin may be reduced after the first fiscal quarter end after the Credit Agreement Effective Date subject to the average borrowing capacity under the Credit Agreement exceeding a specified percentage of the average over such fiscal quarter of total borrowing capacity (both drawn and undrawn) under the Credit Agreement.  KLX’s obligations under the Credit Agreement are guaranteed by KLX’s wholly-owned material domestic subsidiaries and secured by liens on substantially all of KLX’s and such subsidiary guarantors’ domestic assets (including a pledge of a portion of the capital stock of certain foreign subsidiaries owned directly by KLX or a guarantor), subject to certain exceptions and thresholds.

The Credit Agreement contains customary conditions precedent to borrowing and affirmative and negative covenants with respect to KLX and its subsidiaries, including limitations on the incurrence of debt, limitations on liens, prohibitions on fundamental changes (including by way of merger, consolidation, amalgamation, sale, liquidation or dissolution), limitations on the sale or other disposition of assets, limitations on investments, loans and advances, limitations on declaration and payment of dividends, restrictions on transactions with affiliates, prohibitions on amendments to organizational documents in a manner materially adverse to the interests of the lenders and limitations on prepayment of other debt, in each case, subject to certain exceptions, materiality and/or threshold amounts.  In addition, the Credit Agreement requires that, if undrawn and available borrowing capacity under the Credit Agreement is on any date less than the greater of (i) $75,000,000 and (ii) 10% of total borrowing capacity, whether drawn or undrawn (a “Covenant Trigger Event”), KLX is required to maintain a fixed charge coverage ratio of not less than 1 to 1 for the most recent period of four consecutive fiscal quarters for which financial statements have been, or are required to be, delivered at the time of occurrence of such Covenant Trigger Event and for each subsequent four fiscal quarter period until no Covenant Trigger Event has occurred and is continuing for 30 consecutive days.  The Revolving Credit Facility has no scheduled amortization or scheduled commitment reductions.  However, in the event that total exposure of the lenders under the Revolving Credit Facility exceeds the borrowing base calculated as described above, KLX is required to prepay loans or otherwise eliminate such excess.

The Credit Agreement further provides for certain customary representations and warranties and events of default, including, among other things, the failure to pay interest, principal and other fees, the failure to observe or perform any material covenant contained in the Credit Agreement, cross-default to certain material indebtedness, a change of control of KLX and the institution of any bankruptcy or insolvency proceedings.

The preceding summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On May 20, 2015, KLX issued a press release announcing financial results for the quarter ended April 30, 2015 as well as the one month transition period for the month of January.  KLX previously announced a change in its fiscal year end from December 31 to January 31 beginning with the fiscal year ending January 31, 2016, resulting in a one month transition period for the month of January 2015 to the beginning of the first quarter of the next fiscal year.  A copy of such press release is furnished herewith as Exhibit 99.1, attached hereto and incorporated herein by reference.

The information in this item, including Exhibit 99.1, is hereby furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

10.1	Credit Agreement, dated as of May 19, 2015, by and between KLX Inc., the several Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press Release, dated May 20, 2015, issued by KLX Inc. announcing financial results for the quarter ended April 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 2015

KLX INC.

By:	/s/ Michael F. Senft
Name: Michael F. Senft
Title: Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
10.1	Credit Agreement, dated as of May 19, 2015, by and between KLX Inc., the several Lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press Release, dated May 20, 2015, issued by KLX Inc. announcing financial results for the quarter ended April 30, 2015.